                          CASH COLLATERAL USE AGREEMENT

     This CASH COLLATERAL USE AGREEMENT (this "Agreement") is made and entered into as of December 18, 2001 by and among Atchison Casting Corporation, a Kansas corporation (the "Borrower"), Amite Foundry and Machine, Inc., Prospect Foundry,
Inc., Quaker Alloy, Inc., Kramer International, Inc., Empire Steel Castings,
Inc, La Grange Foundry Inc., The G&C Foundry Company, Los Angeles Die Casting
Inc., Pennsylvania Steel Foundry & Machine Company, Jahn Foundry Corp.,
Inverness Castings Group, Inc., Du-Wel Products, Inc., Davis Casting and
Assembly, Inc., Claremont Foundry, Inc., Gilmore Industries, Inc. (collectively, the "Guarantors"; the Company and the Guarantors being hereinafter referred to collectively as the "Obligors") and Harris Trust and Savings Bank ("Harris"),
Commerce Bank, N.A., U.S. Bank National Association, Key Bank National
Association, Comerica Bank, Hibernia National Bank, National Westminster Bank
Plc, Wells Fargo Bank, National Association, N.A. (collectively, the "Banks")
and Teachers Insurance and Annuity Association of America ("TIAA"; the Banks and
TIAA being hereinafter collectively referred to as the "Lenders") and Harris in its capacity as agent for the Banks (the "Bank Agent") and as collateral agent for the Lenders (the "Collateral Agent").

                                   WITNESSETH:

     WHEREAS, the Obligors own and operate businesses relating to steel, iron and die casting (collectively, the "Business");

     WHEREAS, the Borrower and the other Obligors are indebted to the Lenders as set forth herein;

     WHEREAS, the Obligations (as hereinafter defined) of the Obligors under the
Financing Agreements (as hereinafter defined) are secured by, among other things, a properly perfected and not otherwise voidable, valid and first lien and security interest in substantially all of the assets, real and personal of the Obligors, including but not limited to the inventory, accounts receivable, notes receivable, general intangibles, fixtures, furniture, equipment and real property of the Obligors as more fully described in the Financing Agreements and this Agreement including Section 7 hereof (hereinafter referred to as the
"Collateral");

     WHEREAS, defaults and events of default under the Financing Agreements have occurred and are continuing;

     WHEREAS, contemporaneously herewith the Lenders and the Obligors have entered into certain forebearance arrangements (collectively, the "Forbearance
Agreements"), pursuant to which, among other things, the Lenders have agreed to forebear from certain enforcement actions as to the Financing Agreements until
June 30, 2002 or such earlier date as is set forth in such Forbearance
Agreements (the "Forbearance End Date").

         WHEREAS, timely, adequate and proper notice of the occurrence of the such defaults and events of default has been received by the Obligors or notice has been waived by the Obligors and all grace periods applicable to cure such defaults and events of default after receipt of such notice have expired or have been waived by the Obligors;

         WHEREAS, due to such defaults and events of default (i) the
Obligations, including principal and interest thereon, may be declared immediately due and payable and (ii) the Lenders are entitled to collect or enforce the Obligations due the Lenders under the Financing Agreements and to exercise any and all legal rights and remedies available to the Lenders;

         WHEREAS, Harris as Collateral Agent and the Lenders hold a lien upon and security interest in the Collateral and the proceeds thereof as more fully described in the Financing Agreements and this Agreement (As used herein, the term "Cash Collateral" shall mean (i) the proceeds of the sale or other disposition of any Collateral outside of the ordinary course of business, including but not limited to the balance retained by the Obligors from any sale pursuant to Section 7 and Section 4 of the Forbearance Agreements entered into between the Borrower and the Banks and TIAA, respectively, and (ii) the proceeds of any advances or intercompany note payments from Atchison Casting UK Limited);

         WHEREAS, the projections of the Obligors for any sale effort for certain parts of the Business require significant use of Cash Collateral by the
Obligors and such use of Cash Collateral is not currently available to the
Obligors and such projections demonstrate that if the use of Cash Collateral by the Obligors were available to the Obligors, the Obligors contend and represent that the Lenders would be paid in full;

         WHEREAS, the Obligors have stated that any sale effort by the Obligors is intended to be done in a manner to maximize the value of the assets, to the extent reasonably possible, and must also be done in a manner that is acceptable to the Lenders;

         WHEREAS, from and after the date hereof and pursuant to the terms hereof, the Obligors will be responsible for, among other things, both collecting the accounts receivable and sales of inventory and other cash from operations, including cash flow generated by the operations of the Business from and after the date of this Agreement (the "Operating Cash Collateral") and paying the permitted operating expenses of, and capital expenditures for, the
Business from Operating Cash Collateral to the extent permitted by the budget established by management of the Obligors and approved by the Lenders;

         WHEREAS, the Obligors require use of the Operating Cash Collateral and may further require the use of Cash Collateral, in order to pay the specified expenses of their ongoing operations and have requested the Lenders to consent to such use to the extent included in the budget (prepared by management of the
Obligors and approved by the Lenders);

         WHEREAS, the Lenders desire to consent to such use of Operating Cash
Collateral and Cash Collateral, subject to the terms and conditions of this
Agreement and the Forbearance Agreements with full reservation of the Lenders'
rights, claims and interests;

     WHEREAS, unless the context herein shall require a different meaning, all capitalized terms used herein shall have the same meaning herein as in the
Financing Agreements;

     NOW, THEREFORE, in consideration of the foregoing promises and the mutual consideration contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.           ACKNOWLEDGMENTS.

     Section 1.1. Acknowledgments by the Obligors. The Obligors acknowledge and agree that on and as of the date hereof and as more fully set forth in the
Forbearance Agreements:

          (i) material defaults and events of default exist and continue to exist under the Financing Agreements;

          (ii) timely, adequate and proper notice of the occurrence of such defaults and events of default under the Financing Agreements has been received by the Obligors or waived by the Obligors;

          (iii) all grace periods applicable to cure such defaults and events of default after receipt of such notice have expired;

          (iv) each of said defaults and events of default was and is continuing without timely cure by the Obligors;

          (v) the filing of a Voluntary Bankruptcy (as hereinafter defined) or an Involuntary Bankruptcy (as hereinafter defined) as to any of the
     Obligors will constitute an Event of Default under the Financing
     Agreements;

          (vi) (1) under that certain Amended and Restated Credit Agreement dated as of April 3, 1998 and any amendments thereto (the "Revolving Credit
     Agreement") among the Borrower, the Banks and the Bank Agent (the Revolving
     Credit Agreement and the other documents and instruments (including that certain Guaranty Agreement in favor of the Bank Agent dated May 24, 1996 and any amendments thereto executed by the Guarantors and those agreements evidencing liens and security interests) executed and delivered in connection therewith being referred to as (the "Revolving Credit
     Documents"), the Obligors are indebted without claim, defense, counterclaim, avoidance, recoupment or offset of any kind, in the aggregate amount of approximately $74,721,893.41 as of December 18, 2001, plus all accrued and unpaid interest (including default interest and penalties thereon to the extent applicable), costs, expenses and other charges thereon, in respect of loans, advances and other financial accommodations
     (including but not limited to letters of credit) made by the Banks to the
     Borrower in accordance with the Revolving Credit Documents (collectively, the "Revolving Obligations"), (2) under that certain Note Purchase
     Agreement dated as of July 29, 1994 and any amendments thereto (the "Note
     Agreement") among the Borrower and TIAA (the Note Agreement and the other documents and instruments (including that certain

     Guaranty Agreement dated as of May 24, 1996 and any amendments thereto executed by the Guarantors in favor of TIAA as the note purchaser and those evidencing liens and security interests) executed and delivered in connection therewith being referred to as the "Note Documents"), the
     Obligors are indebted without claim, defense, counterclaim, avoidance, recoupment or offset of any kind, in the aggregate amount of approximately
     $11,166,537.84 as of December 18, 2001, plus all accrued and unpaid, interest (including default interest and penalties thereon to the extent applicable), costs, expenses and other charges thereon in respect of the notes thereunder and other financial accommodations made by the TIAA in accordance with the Note Documents, (3) the Obligations (as defined below)
     are fully secured by valid, enforceable and properly perfected first priority liens and mortgages on and security interests in the Collateral, and (4) the rights of the Lenders as among themselves in and to the
     Collateral are subject to and governed by that certain Intercreditor and
     Collateral Agency Agreement dated as of February 15, 2000 and any amendments thereto (the "Intercreditor Agreement") among the Lenders and
     Harris as Collateral Agent and acknowledged and consented to by the
     Obligors;

          (vii) the Lenders and, in particular, Harris as Collateral Agent, have a valid, perfected and enforceable lien upon and security interest in the
     Collateral, including the Cash Collateral and Operating Cash Collateral, which lien and security interest is not subject to any claims, defenses or set-offs by the Obligors or their respective shareholders or anyone else claiming by, through and under them;

          (viii) from and after the date hereof the Lenders will be a third party beneficiary of any agreement to sell the Business or any part thereof or any assets of any Obligor;

          (ix) all accounts established and maintained by the Lenders pursuant to Section 2 hereof shall be blocked accounts, subject to blocked account agreements satisfactory to Harris as Collateral Agent; and

          (x) The fair market value of the Collateral which the Lenders, through
     Harris as Collateral Agent, have a valid, senior, fully perfected non-avoidable security interest and lien which, as provided in the
     Collateral Documents, is a lien and security interest on substantially all real and personal property of the Obligors exceeds the amount of the
     Obligations (as defined below).

For purposes of this Agreement, the Revolving Credit Documents and the Note
Documents shall be collectively referred to as the "Financing Agreements"; the obligations of the Obligors under the Financing Agreements in each case whether now or hereafter existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, shall be collectively referred to as the "Obligations".

     Section 1.2. Acknowledgments by the Obligors of the Efforts of C.D.
Mitchell &Company. Each Obligor acknowledges and agrees that on and as of the date hereof:

          (i) The Obligors will continue to retain C.D. Mitchell &Company or others approved by Harris as Collateral Agent to take all action necessary to restructure or, if necessary, market and sell assets of the Obligors;
     and

          (ii) Each Obligor will take all necessary action to reduce or eliminate any unnecessary costs and expenses of the Business.

SECTION 2.           GENERAL LEDGER ACCOUNTS.

         Section 2.1. Collection Account. The Obligors have established at
Harris Trust and Savings Bank Account No. 179-856-0 for the purposes of depositing revenues from the operation of the Business or sale of Collateral
(other than as required by Section 2.4 hereof) (hereinafter, the "Existing
Collection Account"). The Obligors shall cause to the extent not currently in place, in a manner satisfactory to the Lenders, the Existing Collection Account to be subject to the lien and security interest of the Collateral Agent and the
Lenders or cause the balance of the Existing Collection Account to be transferred to one or more new accounts (hereinafter, the "New Collection
Accounts" and collectively with the Existing Collection Account which may continue hereunder, the "Collection Account") at Harris as Collateral Agent, or
any other banks approved by Harris as Collateral Agent (collectively with the institutions holding the Collection Accounts as any may continue hereunder, the
"Collection Account Bank"), under terms and conditions satisfactory to Harris as
Collateral Agent. For purposes of this Agreement, the use of the defined terms
Collection Account and Collection Account Bank, when stated in the singular, shall also include the plural of such terms. The Collection Account is and shall be entitled "Collection Account for, and Subject to the security interests of,
Harris as Collateral Agent." Subject to Section 2.4 hereof, the Obligors will deposit, on a daily basis, all cash or cash equivalent items generated from the operation of the Business and collection of accounts receivable or sale of
Collateral into the Collection Account. Contemporaneously with the establishment of a Collection Account, the Obligors shall deliver a letter within three (3)
days of the date thereof to the Collateral Agent (which letter has been acknowledged in writing by the Collection Account Bank) in form and substance reasonably acceptable to the Collateral Agent containing the following:

          (i) an irrevocable direction from the Obligors to the Collection
     Account Bank to entitle the Collection Account as "Collection Account for, and Subject to the Security Interests of, Harris as Collateral Agent," and
     an acknowledgment by the Collection Account Bank that the Collection
     Account is so entitled;

          (ii) an acknowledgment by the Obligors that they have granted a security interest in the Collection Account to the Collateral Agent for the
     benefit of Lenders and all funds from time-to-time on deposit therein;

          (iii) an acknowledgment by the Collection Account Bank that it holds the funds in the Collection Account subject to such security interest and as agent for the Lenders;

          (iv) an irrevocable direction from the Obligors to the Collection
     Account Bank to wire transfer prior to the end of each banking day all collected funds (good funds) in the Collection Account to the Safekeeping
     Account (as hereinafter defined) and to allow no other transfers or withdrawals from the Collection Account;

          (v) an acknowledgment by the Collection Account Bank that it has no right of set-off against the Collection Account, other than the right to set-off for checks deposited in the Collection Account which did not clear and customary bank charges; and

Harris as Collateral Agent may determine in its sole discretion that existing accounts of the Obligors which are blocked accounts satisfy the requirements of this section.

         Section 2.2. Safekeeping Account. Account No. 179-845-3 (the
"Safekeeping Account") has been established at Harris Trust and Savings Bank.
The Safekeeping Account is and shall be entitled "Operating Cash Collateral
Account for Harris Trust and Savings Bank, as Collateral Agent - Safekeeping."
The Safekeeping Account is and shall be under the sole dominion and control of
Harris as Collateral Agent. The Safekeeping Account may, at the sole discretion of Harris as Collateral Agent, be an account already established at Harris Trust and Savings Bank. Each Obligor hereby acknowledges and agrees:

          (i) that Harris as Collateral Agent may, at any time in its sole discretion and prior to any transfer in accordance with Section 4, apply monies in the Safekeeping Account to pay the costs, fees and expenses of maintaining the Collateral and to pay any and all other costs, fees and expenses (including attorneys' and professional advisors' fees and expenses) of Harris as Collateral Agent incurred under or in connection with administration, monitoring or enforcement of the Financing Agreements;

          (ii) that no Obligor has and shall have any rights or ownership interest in the Safekeeping Account or the proceeds thereof other than solely to the extent monies are released to the Disbursement Accounts (as hereinafter defined) in accordance with the terms of this Agreement; and

          (iii) that funds in the Safekeeping Account will be transferred to the
     Disbursement Accounts only in accordance with Section 4.

         Section 2.3. Disbursement Accounts. The Obligors have established at
Harris Trust and Savings Bank, the Account Nos. set forth on Exhibit C (the
"Disbursement Accounts"). The Borrower, on behalf of the Obligors, may make withdrawals from, and sign checks with respect to, the Disbursement Accounts.
The Disbursement Accounts may, at the sole discretion of Harris as Collateral
Agent be an account that already exists at Harris Trust and Savings Bank or such other bank acceptable to Harris as Collateral Agent with the protection, rights and interests provided herein. Each Obligor hereby acknowledges that Harris as
Collateral Agent and the

Lenders have a security interest in the Disbursement Accounts and all funds from time-to-time on deposit in the Disbursement Accounts.

         Section 2.4. Cash Collateral Account. The Obligors have established at
Harris Trust and Savings Bank Account No. 179-846-1 for the purpose of depositing Cash Collateral (the "Cash Collateral Account"). The Cash Collateral
Account is and shall be entitled "Cash Collateral Account for Harris Trust and
Savings Bank, as Collateral Agent - Proceeds." The Cash Collateral Account is
and shall be under the sole dominion and control of Harris as Collateral Agent.
The Cash Collateral Account may, at the sole discretion of Harris as Collateral
Agent, be an account already established at Harris Trust and Savings Bank. The
Obligors shall cause all Cash Collateral to be deposited in the Cash Collateral
Account. Each Obligor and the Lenders hereby acknowledges and agrees that funds in the Cash Collateral Account will be transferred to the Disbursement Accounts only in accordance with Section 4.

SECTION 3.           BUDGET PROCEDURES.

         Section 3.1. Operating Period Budget. Attached hereto as Exhibit B is a cash operating budget for the Obligors, prepared by management of the Borrower for the period from December 1, 2001 up to and including January 31, 2002 (such operating budget along with each operating budget required to be delivered below being herein referred to as an "Operating Period Budget"). The attached budget reflects designated ordinary and usual expenses expected to be incurred in connection with the operation and management of the Business and necessary to preserve and protect the Collateral during that period including the payment of weekly interest to TIAA and the Banks and the Obligors' obligation to make certain mandatory principal repayments as required by the Forbearance
Agreements. The Obligors and the Lenders acknowledge and agree that such budget is acceptable. On or prior to the last day of each fiscal month of the Borrower, the Borrower shall deliver to the Collateral Agent a budget for the next succeeding fiscal month of the Borrower consistent with the initial Operating
Period Budget, which budget then becomes the Operating Period Budget. The
Lenders covenant and agree to the transfer of monies from the Safekeeping
Account and the Cash Collateral Account to the Disbursement Accounts and the
Banks covenant and agree, subject to the terms of the Revolving Credit
Agreement, to transfer the proceeds of Loans to the Safekeeping Account, in each case in accordance with the procedures established pursuant to Sections 3.2 and
4 herein with respect to all monthly budgets that are consistent with the
Operating Period Budget; provided, however, that, unless specifically agreed to in writing in advance by Harris as Collateral Agent and the Obligors, in no
event shall Harris as Collateral Agent have any obligation to transfer monies from the Safekeeping Account or the Cash Collateral Account to the Disbursement
Accounts for (a) any amounts which are actual expenditures on a cumulative basis as indicated in any Statement submitted in accordance with Section 3.2 hereof in excess of the amounts shown for any itemized individual expense or category in the Operating Period Budget (subject to Section 4 hereof), or (b) any expense not itemized in the Operating Period Budget.

         Section 3.2. Statement. The management of the Borrower on behalf of the
Obligors, shall submit to Harris as Collateral Agent, prior to 11:00 a.m. on the third Business Day on each calendar month, commencing January 4, 2002, a statement of actual expenditures for the preceding month compared to the
Operating Period Budget for the preceding month (each in the form of Exhibit D, a "Statement"). Harris as Collateral Agent shall only be obligated to transfer to the Disbursement Accounts the amount reflected on the
Operating Period Budget for expenses and such other amounts Harris as Collateral
Agent may in writing approve. The first statement provided hereunder shall cover the period from December 1, 2001 to December 31, 2001. Each Statement shall reconcile the prior month budgeted and actual expenses. As used herein, the term
"Business Day" shall mean any day other than a Saturday or Sunday or other day on which Banking institutions in Chicago, Illinois are authorized or required to be closed. Each Statement shall be delivered by facsimile or by hand to:

                                    Harris Trust and Savings Bank
                                    111 West Monroe Street
                                    Chicago, Illinois  60690-0755
                                    Attention:  Neal Golub
                                    Facsimile number: 312-765-1724

                                            and

                                    James E. Spiotto
                                    Chapman and Cutler
                                    111 West Monroe Street, 18th Floor
                                    Chicago, Illinois  60603-4080
                                    Facsimile number:  (312) 561-1900

SECTION 4.           USE OF OPERATING CASH COLLATERAL.

         Section 4.1. Permitted Use. On each Business Day during the term of this Agreement Harris as Collateral Agent shall transfer from the Safekeeping
Account (and after February 1, 2002, but only to the extent that there is no
Operating Cash Collateral on deposit in the Safekeeping Account, from the Cash
Collateral Account) to the Disbursement Accounts the amount of the request provided by the Borrower (consistent with the Operating Period Budget) provided that the total request for any calendar month does not exceed the aggregate amount as set forth in the Operating Period Budget for such month subject to the variances set forth in Section 4.1(ii) hereof; provided that as of that date, the Lenders shall have received, in accordance with Section 3.1, the Operating
Period Budget and the Statements have been timely presented to Harris as
Collateral Agent as required by Section 3.2. Notwithstanding anything to the contrary herein, Harris as Collateral Agent shall have no obligation to transfer monies to the Disbursement Accounts in excess of the balance in the Safekeeping
Account and the Cash Collateral Account nor shall the Banks be obligated to transfer monies to the Safekeeping Account if after giving effect to such transfer the amounts outstanding under the Revolving Credit Agreement exceed the maximum amount then available thereunder as provided in Paragraph 3 of the
Forbearance Agreement entered into on the date hereof with respect to the
Revolving Credit Agreement. The Obligors and the Lenders agree that to the extent this Agreement is effective and not terminated, Operating Cash Collateral and Cash Collateral shall be used to pay operating expenses to the extent it is consistent with the Operating Period Budget for such period. In addition, the
Collateral Agent shall be free in its sole discretion to elect not to transfer money to the Disbursement Accounts:

          (i) for any proposed item that is not reflected in the Operating
     Period Budget;

          (ii) if on a monthly basis an actual itemized individual expense or category of expenditure exceeds that set forth in the Operating Period
     Budget by: (A) 25%, in the case of any individual line item and (B) 10%, in the aggregate amount of the Operating Period Budget; or

          (iii) upon the occurrence of the Forbearance End Date.

To the extent any proposed item is not actually paid on the date of such request, or during the next two (2) consecutive weeks, Harris as Collateral
Agent, in its sole discretion, may elect not to transfer an amount equal to such unpaid item. Monies shall be released from the Safekeeping Account and Cash
Collateral Account only in accordance with this Agreement. Without the prior express written consent of Harris as Collateral Agent, the Borrower and its management, on behalf of the Obligors, agree not to use the Cash Collateral or
Operating Cash Collateral for any expenses other than the operating expenses shown in the applicable Operating Period Budget and to the extent approved by
Harris as Collateral Agent or for purposes for which such funds were otherwise transferred to the Disbursement Accounts with the prior consent of Harris as
Collateral Agent. Notwithstanding anything herein to the contrary, no Obligor or its management may use Cash Collateral or Operating Cash Collateral to commence or prosecute any action against any Lender for any relief adverse to the interests of any Lender or Harris as Collateral Agent, including, but not limited to, relief for the recovery of money or the avoidance of liens, and any such use of such proceeds shall constitute a material breach of this Agreement which shall relieve the Lenders of any obligations hereunder. The Lenders agree, for the purposes of this Agreement, Harris as Collateral Agent may in its sole discretion provide consents and give approvals for the Lenders, given the exigencies of the situation and the necessity of expedited consideration. To the extent Operating Cash Collateral exceeds operating expenses required to be paid under Sections 3 and 4 hereof ("Current Operating Expenses") such excess funds shall be applied by the Lenders to reduce the Obligations so long as such excess funds, during the period this Agreement is effective, are paid as follows: (1)
prior to the Forebearance End Date such excess funds shall be applied to the
Revolving Obligations as provided in the Revolving Credit Documents, so long as immediately following such application the Borrower shall have the ability to reborrow such amounts and (2) as between the Lenders, from and after the
Forebearance End Date or at such time as the Borrower shall no longer have the ability to reborrow amounts under the Revolving Credit Documents such excess funds shall be applied to the Obligations in accordance with Section 4 in the
Intercreditor Agreement (whether or not an "Enforcement" (as defined in the
Intercreditor Agreement) has occurred). As between the Lenders, from and after the Forbearance End Date or at such time as the Borrower shall no longer have the ability to reborrow amounts under the Revolving Credit Documents, Harris as
Collateral Agent shall apply the funds on deposit in the Cash Collateral Account in accordance with Section 4 of the Intercreditor Agreement (whether or not an
"Enforcement" (as defined in the Intercreditor Agreement) has occurred). Except as set forth above, Harris as Collateral Agent shall not apply the funds on deposit in the Cash Collateral Account for purposes of satisfying the obligations owed to the Lenders.

SECTION 5.           AGREEMENTS BY THE OBLIGORS.

         Section 5.1. Historical Books and Records. Each Obligor shall maintain all of its books, records and accounts relating to the Business, its operations and the Collateral. Each Obligor shall promptly furnish, upon request, to all employees and agents of the Lenders any and all historical financial reports and information and upon reasonable notice will provide immediate, free and unhindered access during normal business hours to any and all of such Obligor's historical books, records and documents relating to the Business, its operations and the Collateral.

         Section 5.2. Removal from Obligor Control or Custody. Without the prior written consent of the Requisite Lenders (as defined below), no Obligor shall remove or permit to be removed any tangible assets, including any equipment, inventory, fixtures or improvements now located on the property of such Obligor in a manner which adversely effects the rights and interests of the Collateral
Agent and the Lenders in the Collateral.

         Section 5.3. Bankruptcy of any Obligor. (a) In the event any creditor of any Obligor shall file against any Obligor a petition for reorganization or liquidation under Title 11 of the United States Code ("Bankruptcy Code") and an
order for relief is entered ("Involuntary Bankruptcy"), or if any creditor shall file a petition for any reorganization, arrangement, composition, readjustment, liquidation, or dissolution under any state act or law, or shall seek the appointment of a trustee, receiver, liquidator, custodian or similar official for any Obligor, or when any Obligor commences a voluntary petition seeking reorganization, liquidation, or other relief with respect to itself or its debts under the Bankruptcy Code ("Voluntary Bankruptcy") or under any state act or law relating to bankruptcy, insolvency, or relief for debtors, or if any Obligor shall seek the appointment of a trustee, receiver, liquidator, custodian or other similar official for the Business (or any part thereof), each Obligor covenants not to challenge the lien or security interest of the Lenders and
Harris as Collateral Agent in the Collection Account, the Safekeeping Account,
the Cash Collateral Account or the Collateral, including the Cash Collateral and
Operating Cash Collateral. The Obligors agree that the establishment of the
Collection Account, the Safekeeping Account, and the Cash Collateral Account in
accordance with Section 2 hereof, satisfies the requirements of Section 546(b)
of the Bankruptcy Code as to the Cash Collateral and Operating Cash Collateral.

         (b) Each Obligor agrees that in return for the use of Operating Cash
Collateral and Cash Collateral permitted by this Agreement, to waive and will waive any claims under Section 506(c) of the Bankruptcy Code, if any, it may have in consideration for the Lenders' permitted use of Cash Collateral permitted by this Agreement to protect and preserve the Collateral and pay for operating expenses without sufficient adequate protection.

         Section 5.4. Sale of Inventory. Each Obligor agrees that any sale of inventory shall be on terms and conditions consistent with past business practices and in a manner which maximizes cash flow. No Obligor shall sell inventory unless it is assured that the terms of sale required by this Section will be satisfied.

                                       10

SECTION 6.           STATEMENT OF MARKETING EFFORTS.

         Section 6.1. Periodic Reports of Marketing Effort. Each Obligor agrees to and hereby instructs C.D. Mitchell and Company to provide the Lenders with a report on the status of the sales and marketing efforts and progress in closing the sale of the assets and without any such request shall provide periodic updates on the status of such efforts. Each Obligor agrees to require C.D.
Mitchell and Company or any other sales agents (approved by Harris as Collateral
Agent) to provide additional updates to their reports by C.D. Mitchell and
Company as is necessary to keep Harris as Collateral Agent and the Lenders fully informed about the sales efforts and any issues or problems that arise.

SECTION 7.           AGREEMENTS BY THE LENDERS.

         Section 7.1. Additional Security Interest, Lien, Assignment and Pledge.
Given the use of proceeds of Collateral permitted by this Agreement and the forbearance from proceeding with remedies available to the Lenders and Harris as
Collateral Agent, each Obligor confirms that the Collateral Agent has a lien on and to the extent such lien does not exist agrees that it hereby grants a security interest and lien in the following assets. Each of the Obligors hereby grants to Harris as Collateral Agent a lien on and security interest in, and hereby assigns and pledges to Harris as Collateral Agent, all of such Obligor's right, title and interest in and to (i) any and all assets of the Obligors, real or personal not included in Exhibit A, if any, including but not limited to refunds, claims, causes of action, commercial tort claims and causes, claims and causes of action against present or past employees, officers and directors for any negligent or wrongful action or omission (and all insurance with respect to such acts or omissions) and any claim and cause of action against past or present auditors for any negligent or wrongful action, right to receive payment from any source, recoveries relating to the Obligors and the Business including claims or proceeds or recoveries thereof for insurance for property damages suffered (including but not limited to the Jahn Foundry), (ii) all dividends, distributions and sums distributable or payable from, upon or in respect of such property, (iii) all other rights or privileges incident to such property and
(iv) all proceeds and products of any of the foregoing (all of the foregoing being herein sometimes referred to as the "Additional Collateral" and the
Additional Collateral shall be included in the definition of "Collateral"
herein). The foregoing grant of a lien and security interest in the Additional
Collateral is in addition to and supplemental of and not in substitution for the grants already made under the Financing Agreements. This Agreement, among other things, confirms and assures the liens and security interests heretofore granted in favor of the Lenders and Harris as Collateral Agent under the Financing
Agreements, and nothing contained herein shall in any manner impair the validity or priority of such liens and security interests. Each of the Obligors does hereby further acknowledge and agree that the rights and remedies of Harris as
Collateral Agent with respect to the assignment, mortgage, pledge and security interest in each of the Obligors' Additional Collateral made and granted hereby are the same as those set forth in each of the Obligors' Financing Agreements, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. Each of the Obligors agrees that it will from time to time at the request of Harris as Collateral Agent or any Lender execute and deliver such documents and do such acts and things as Harris as Collateral Agent or any Lender may reasonably request in order to provide for or perfect such liens.

                                       11

SECTION 8.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OBLIGORS.

     The Obligors represent and warrant to Harris as Collateral Agent and the
Lenders as follows:

     Section 8.1. Organization, Etc. Each Obligor is duly organized and validly existing under the laws of the State of its respective incorporation.

     Section 8.2. Authorization; No Conflict. The execution and delivery of this
Agreement and the performance by each Obligor of the obligations under this
Agreement, are within such Obligor's power, have been duly authorized and each
Obligor, to the extent reasonably practicable, will take all actions necessary to obtain any additional authorizations that may be required by Harris as
Collateral Agent or the Lenders or otherwise deemed advisable by such Obligor, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or agreement of any Obligor or of any agreement binding upon any Obligor; and no consent or approval of any other person or entity or of any public authority is required as a condition to the validity of this Agreement with respect to any
Obligor.

     Section 8.3. Validity and Binding Nature. This Agreement is the legal, valid and binding obligation of the Obligors enforceable against the Obligors in accordance with its terms.

     Section 8.4. Payment of Taxes. The Obligors shall budget and pay all federal, state and local taxes due and owing during the term of this Agreement.

     Section 8.5. Pending or Threatened Litigation and Contingent Liabilities.
To the best of the knowledge of the Obligors, except as disclosed in the
Borrower's 10-Q for the quarter ended September 30, 2001, no litigation
(including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against any Borrower which would, if adversely determined, materially and adversely affect the financial condition or continued operations of the Borrower and its Subsidiaries, taken as a whole.

     Section 8.6. Representation with Respect to True and Complete Disclosure.
To the best of each Obligor's knowledge and belief, all factual information heretofore or contemporaneously furnished by or on behalf of any Obligor to the
Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of any Obligor to the Lenders will be, true and accurate (taken as a whole) in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

                                       12

SECTION 9.           THIS AGREEMENT NOT A WAIVER BY THE LENDERS.

         This Agreement is not intended to operate as, and shall not be construed as:

          (i) a waiver of any default or event of default, whether known or unknown, as to which all rights of the Lenders shall remain reserved;

          (ii) a waiver of any rights, remedies or causes of action of the
     Lenders; or

          (iii) an election of any particular remedy available to the Lenders.

         Nothing contained herein shall be construed as a derogation, limitation or waiver of any rights, interest or liens granted to or vested in the Lenders or Harris as Collateral Agent under the Financing Agreements or any related document between any Lender and any Obligor except as expressly otherwise stated
in this Agreement. Subject to the Forbearance Agreements, each Lender specifically reserves the right to exercise any right or remedy available to it in law or equity or under the Financing Agreements which it deems appropriate under the circumstances.

SECTION 10.          TERMINATION OF THIS AGREEMENT.

       (a) This Agreement (at the sole option of the Requisite Lenders (as defined below) who in their discretion may waive any or all of the following):

          (i) shall be terminated, prior to an Involuntary Bankruptcy or a
     Voluntary Bankruptcy, upon a breach of this Agreement or a breach of the
     Forbearance Agreements by any Obligor; or

          (ii) shall automatically terminate upon an Involuntary Bankruptcy of any Obligor or upon the Voluntary Bankruptcy of any Obligor.

         (b) In the event of a breach of this Agreement by any Obligor prior to or in the event of a Involuntary Bankruptcy or Voluntary Bankruptcy of any
Obligor (at the sole option of the Requisite Lenders (as defined below) who in their discretion may waive any or all of them):

          (i) the Lenders may require additional restrictions on the use of Cash
     Collateral, including Operating Cash Collateral, other than those set forth herein in lieu of terminating this Agreement; and

          (ii) the Obligors shall not contest and will not assert that this
     Agreement is a consent by the Lenders to the use of Cash Collateral after the occurrence of any breach of this Agreement by any Obligor.

SECTION 11.      TREATMENT OF LENDERS' CLAIMS UNDER PLAN OR CASH COLLATERAL ORDER.

         In the event that the Obligors are the subject of one or more Voluntary
Bankruptcies, to the extent that the claim(s) of the Lenders cannot be paid in full in cash as if the Lenders were a

                                       13

fully secured creditor under Section 506(b) of the Bankruptcy Code, the Lenders shall receive the proceeds of a ss.363 Sale under the Bankruptcy Code. In addition, no Obligor shall object to the transfer of the claim(s) of the Lenders to a third party under and pursuant to Bankruptcy Rule 3001(e).

SECTION 12.          NOTICES.

         Notices and other communications provided for herein shall be in writing and shall be sent by overnight courier or personal delivery to the
Obligors at: Atchison Casting Corporation, 400 South 4th Street, Atchison,
Kansas 66002, Attention: Chief Financial Officer, Fax No. 913-367-2155; and to
the Lenders and counsel for the Lenders as set forth in Section 3 or such other address as such party may, from time-to-time designate by giving written notice to the other party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date that such writing is received by the intended recipient thereof or, in the case of overnight courier delivery, on the first
Business Day after delivery to such courier; in each case, addressed to such party as provided in this Section 15 or in accordance with the latest unrevoked written direction from such party.

SECTION 13.          GOVERNING LAW.

         This Agreement shall be deemed to be executed and has been delivered and accepted in Chicago, Illinois by signing and delivering it there. Any dispute between the parties hereto arising out of, connected with, related to, or incidental to this Agreement, and whether arising in contract, tort, equity, or otherwise shall be resolved in accordance with the internal laws and not the conflicts of law provisions of the State of Illinois.

SECTION 14.          SEVERABILITY.

         In the event that any provision of this Agreement shall be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement.

SECTION 15.          SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon and inure to the benefit of the
Obligors and the Lenders and their respective successors and assigns. No Obligor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

SECTION 16.          PRIOR AGREEMENTS.

         This Agreement represents the entire agreement of the parties with regard to the use of Operating Cash Collateral and Cash Collateral, and the
terms of any letters and any other documentation entered into between the
Obligors and the Lenders prior to the execution of this Agreement which relate to the use of the Operating Cash Collateral and Cash Collateral, shall be replaced by the terms of this Agreement except for the provisions of the Loan
Documents which are hereby affirmed subject to the provisions hereof.

SECTION 17.          FURTHER ASSURANCES.

         Whenever and so often as reasonably requested by any Lender, each
Obligor will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Lenders all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the Financing Documents. Whenever and as requested by the Lenders, each Obligor will promptly execute and deliver or cause to be executed and delivered any instrument and/or document evidencing the Lenders' security interest in the Collection Account, the Safekeeping
Account or the Collateral, including the Cash Collateral and Operating Cash
Collateral.

SECTION 18.          MODIFICATIONS TO OPERATING PERIOD BUDGET.

         Any modifications to the Operating Period Budget shall be effective hereunder and binding on all Lenders just as if they all had consented in writing thereto if each of Harris as Collateral Agent, Banks holding 66 2/3% of the Commitments under the Credit Agreement (or, if the Commitments have terminated, 66 2/3% or more in principal amount outstanding under the Credit
Agreement), and TIAA (the "Requisite Lenders") consent in writing thereto.

SECTION 19.          COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each which shall be deemed an original, but all of which together shall constitute but one instrument.

SECTION 20.          AMENDMENTS, ETC.

         No provision of this Agreement may be amended, modified, terminated or waived, and no consent to departure by any Obligor, or the Lenders therefrom shall, in any event, be effective unless the same shall be in writing and signed by each Obligor and the Requisite Lenders.

SECTION 21.          SECTION CAPTIONS.

         Section captions used herein are for convenience only and are not to effect the construction of or to be taken into consideration in interpreting this Agreement.

SECTION 22.          THE COLLATERAL AGENT.

         In acting under or by virtue of this Agreement, Harris as Collateral
Agent shall be acting for the benefit of the Lenders (including each class of lenders) under and pursuant to the Intercreditor Agreement and shall be entitled to all the rights, authority, privileges and

                                       15

immunities provided in Section 7 of the Intercreditor Agreement, all of which provisions of said Section 7 are incorporated by reference herein with the same force and effect as if set forth herein in their entirety.

         Harris as Collateral Agent hereby agrees to promptly provide each
Lender with copies of (i) all Operating Period Budgets delivered by the Borrower in accordance with Section 3.1 hereof, (ii) all Statements provided by the
Borrower in accordance with Section 3.2 hereof, and (iii) copies of any other notice or information received from the Borrower, to the extent reasonably requested by any Lender.

                                       16

         IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of each of the parties to it effective as of the date written above.

                                           ATCHISON CASTING CORPORATION
                                           AMITE FOUNDRY AND MACHINE, INC.
                                           PROSPECT FOUNDRY, INC.
                                           QUAKER ALLOY, INC.
                                           KRAMER INTERNATIONAL, INC.
                                           EMPIRE STEEL CASTINGS, INC.
                                           LAGRANGE FOUNDRY INC.
                                           THE G&C FOUNDRY COMPANY
                                           LOS ANGELES DIE CASTING INC.
                                           PENNSYLVANIA STEEL FOUNDRY &MACHINE COMPANY
                                           JAHN FOUNDRY CORP.
                                           INVERNESS CASTINGS GROUP, INC.
                                           DU-WEL PRODUCTS, INC.
                                           DAVIS CASTING AND ASSEMBLY, INC.
                                           CLAREMONT FOUNDRY, INC.

                                            By  /s/ Kevin T. McDermed
                                            Title: Vice President

                                           GILMORE INDUSTRIES, INC.

                                           By  /s/ John R. Kujawa
                                           Title: President

                                           TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

                                           By  /s/  Roi G. Chandy
                                           Title: Director, Special Situations

                                          HARRIS TRUST AND SAVINGS BANK, in its individual
                                          capacity as a Bank, as Agent and as Collateral Agent

                                          By: /s/ Neal Golub
                                          Title: Vice President

                                          COMMERCE BANK, N.A.

                                          By: /s/ Dennis R. Block
                                          Title:  Senior Vice President

                                          U.S. BANK NATIONAL ASSOCIATION (f/k/a Firstar Bank N.A.)
                                            (f/k/a Firstar Bank Midwest, N.A.) (f/k/a Mercantile
                                             Bank)

                                          By: /s/ Craig D. Buckley
                                          Title:  Vice President

                                          KEY BANK NATIONAL ASSOCIATION

                                          By: /s/ G. M. Adams
                                          Title: Vice Pres

                                          COMERICA BANK

                                          By: /s/ Andrew R. Craig
                                          Title: Vice President

                                           HIBERNIA NATIONAL BANK

                                           By:  /s/ Tammy Angelety
                                           Title: Vice President

                                       18

                                           NATIONAL WESTMINSTER BANK PLC
                                              Nassau Branch

                                           By: /s/ Peter Ballard
                                           Title: Head of Mid-Corporate Team
                                                  Corporate Restructuring Unit

                                              New York Branch

                                           By: /s/ Peter Ballard
                                           Title: Head of Mid-Corporate Team
                                                  Corporate Restructuring Unit

                                           WELLS FARGO BANK, NATIONAL ASSOCIATION
                                             (successor by merger to Norwest
                                              Bank Minnesota, N.A.)

                                           By: /s/ Calvin R. Emerson
                                           Title: Vice President

                                       19